EXHIBIT 99.1

MLFB Announces Two-Year Television Contract With American Sports Network

American Sports Network Is a Subsidiary of Sinclair Broadcast Group

LAKEWOOD RANCH, FL--(Marketwired - Jan 12, 2016) - Major League Football, Inc. (OTCQB: MLFB) ("MLFB", the "League" or the "Company"), a new, professional spring-football league scheduled to kick off in 2016, today announced a Two-Year Television contract with American Sports Network ("ASN"), a division of Sinclair Networks Group, which is owned by Sinclair Broadcast Group (NASDAQ: SBGI). The deal includes broadcasting all regular season and post season games in both 2016 and 2017 for MLFB's new professional spring football league.

The Two-Year broadcasting deal between ASN and MLFB includes broadcasting all 40 Regular Season games and all Post Season games for Major League Football in 2016. In year two, with the anticipated expansion teams growing from eight to twelve franchises, ASN and MLFB will provide football fans with the ability to view every single regular season and post season game on multiple television outlets and digital media platforms for the next two MLFB seasons.

"Since the onset of negotiations began with American Sports Network, we have strived to give fans of Major League Football the avenue to watch each of our games this season and in 2017," said Rick Smith, Major League Football COO. "ASN with their affiliation and content distribution capabilities within Sinclair Broadcast Group and numerous cable and multiple satellite providers, will provide MLFB fans the ability to enjoy football broadcasts in the spring in the same manner as they do in the fall and winter months viewing professional football throughout the country."

"We are excited to partner with this new venture that is the Major League Football League," said Bill Lutzen, Vice President and General Manager of ASN. "With this partnership, we continue to enhance our product offering, and provide relevant, high quality live sports events for football fans throughout our Sinclair footprint. We look forward to working together with the MLFB to help promote and distribute their product in a high-quality manner."

About American Sports Network
American Sports Network is a sports programming division of Sinclair Networks Group, LLC, a division of Sinclair Broadcast Group, Inc. ASN produces broadcasts of sporting events, including NCAA Division I multiple sports, local high school sports under the "Thursday Night Lights" and "Friday Night Rivals" brands, Minor League Baseball games, Major League Soccer's Real Salt Lake City franchise, and the college football Arizona Bowl, AMA Pro Racing Flat Track events and Dance League. For more information, please visit ASN's website at www.americansportsnet.com.

About Sinclair Broadcast Group, Inc.
Sinclair Broadcast Group, Inc. (NASDAQ: SBGI) is the largest and one of the most diversified television broadcasting companies in the country. Including pending transactions, Sinclair owns and operates, programs or provides sales services to 172 television stations in 81 markets, broadcasting 450 channels and having affiliations with all the major networks. In addition, Sinclair is the leading local news provider in the country, as well as a producer of sports content. Sinclair's broadcast content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. For more information on Sinclair Broadcast Group, Inc., please visit www.sbgi.net.

About Major League Football
Major League Football Inc. is a publicly traded, professional spring football league. MLFB is dedicated to creating an innovative, accessible, and fan-owned game, which is scheduled to kick off in 2016. MLFB's strategically placed spring / summer season will fill a critical need for outdoor football at that time of the year when sports content is in high demand. The league's teams will focus on emerging markets in select US cities in order to grow the overall popularity of the sport.

For additional information on MLFB's nationally accessible ticket database and our sponsorship opportunities, go to http://mlfb.fanfurnace.com or call 855-MLF-BTIX (855-653-2849) to sign-up for your tickets now. For more information about Major League Football, please visit our new website athttp://www.MLFBmedia.com.

Safe Harbor
The information posted in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "we believe," "we intend," "may," "should," "will," "could" and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements. Factors that that are known to us that could cause a different result than projected by the forward-looking statement, include, but are not limited to; lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; failure to market and sell team franchises; failure to establish viable marketing campaigns such as televised programming, radio broadcasting, internet websites, and other mediums; those events and factors described by us in Item 1.A "Risk Factors" contained within our latest Annual Report on Form 10-K filed with the SEC; other risks to which our Company is subject; and other factors beyond the Company's control. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

COMPANY:
Michael Queen
EVP of Finance
Major League Football
6230 University Parkway #301
Lakewood Ranch, Florida, 34240
774.213.1995 ext.1007
m.queen@mlfb.com

INVESTORS
John Mattio
VP of Communications and Investor Relations
Major League Football 6230 University Parkway #301
Lakewood Ranch, Florida 34240
774.213.1995 ext.1013
j.mattio@mlfb.com

MEDIA
Nick Athan
Vice President Media Relations
Major League Football, Inc.
6230 University Parkway #301
Lakewood Ranch Florida, 34240
774-213-1995 Ext.1009
n.athan@MLFB.com